Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of July 23, 2019 (this “Agreement”), is entered into by and between Anchor Midstream Acquisition, LLC, a Delaware limited liability company (“Parent”), and Third Coast Midstream Holdings, LLC, a Delaware limited liability company (“Third Coast Holdings”).

W I T N E S S E T H

WHEREAS, Parent holds all of the membership interests of Third Coast Midstream, LLC, a Delaware limited liability company (“Third Coast Midstream”), and is the sole member of Third Coast Midstream;

WHEREAS, Third Coast Holdings holds all of the membership interests of Parent and is the sole member of Parent;

WHEREAS, Third Coast Holdings, in its capacity as the managing member of Parent, has (i) determined it advisable and in the best interests of Parent for Parent to merge with and into Third Coast Holdings (the “Merger”) pursuant to the provisions of Section 18-209 of the Delaware Limited Liability Company Act, as amended (the “Act”), whereupon Third Coast Holdings shall continue as the surviving entity and (ii) authorized, adopted and approved this Agreement and the Merger; and

WHEREAS, the managing member of Third Coast Holdings has (i) determined it advisable and in the best interests of Third Coast Holdings to consummate the Merger and (ii) authorized, adopted and approved this Agreement and the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1. The Merger. In accordance with Title 6, Section 18-209 of the Act, and upon the terms and conditions of this Agreement, at the Effective Time (as defined below), (i) Parent shall be merged with and into Third Coast Holdings, (ii) the separate company existence of Parent shall cease and (iii) Third Coast Holdings shall continue as the surviving entity after the Merger (in such capacity, the “Surviving Entity”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement and Title 6, Section 18- 209(f)-(g) of the Act.

2. Effective Time. The Merger shall become effective upon the filing of the Certificate of Merger (as defined below) with the Secretary of State of the State of Delaware (the “Effective Time”).

3. Certificate of Merger. Parent and Third Coast Holdings agree that they will each cause to be executed, delivered and filed a Certificate of Merger satisfying the requirements set forth in Title 6, Section 18-209(c) of the Act (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, and that they will cause to be performed all necessary acts within the State of Delaware and elsewhere to effect the Merger. Unless the context otherwise requires, the term “Agreement” as used herein refers collectively to this Agreement and the Certificate of Merger.

4. Limited Liability Company Agreement. Following the consummation of the Merger, the Fourth Amended and Restated Limited Liability Company Agreement of Third Coast Holdings shall be amended and restated in its entirety in the form attached hereto as Exhibit A (the “Fifth A/R LLCA”).

5. Effect of Merger on Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any membership interests of Parent, the outstanding membership interests of Parent shall not be converted or exchanged in any manner, and each such membership interest as of the Effective Time shall be cancelled and extinguished for no consideration. The issued and outstanding membership interests of Third Coast Holdings shall be converted into Units (as defined in the Fifth A/R LLCA) of the Surviving Entity as set forth in the Fifth A/R LLCA.

6. Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effect the Merger and to comply with the requirements of the Act. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of Parent, or otherwise to carry out this Agreement, the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of Parent and Third Coast Holdings, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Parent and Third Coast Holdings or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

7. Tax Treatment. Parent and Third Coast Holdings agree that because each of Parent and Third Coast Holdings is treated under U.S. Treasury Regulations Section 301.7701-3 as disregarded as an entity separate from the same direct or indirect common parent that is treated as a partnership for U.S. federal income tax purposes, the Merger shall be disregarded for U.S. federal income tax purposes.

8. Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time. In the event of such termination and abandonment, this Agreement shall become void and none of Parent, Third Coast Holdings, or their respective managers, members or officers, as the case may be, shall have any liability with respect to such termination and abandonment.

9. Amendment and Waiver. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the Act, be supplemented, amended or modified by the mutual consent of the parties hereto. Any extension or waiver of the obligations herein of either party shall be valid only if set forth in an instrument in writing referring to this Section and signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

10. Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

12. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

13. Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

14. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

15. Entire Agreement. This Agreement, including the agreements, documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

ANCHOR MIDSTREAM ACQUISITION, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

THIRD COAST MIDSTREAM HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Fifth Amended and Restated Limited Liability Company Agreement

(See attached)

Exhibit A to Agreement and Plan of Merger

Execution Version

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

THIRD COAST MIDSTREAM HOLDINGS, LLC

Dated as of July 23, 2019

i

TABLE OF CONTENTS (CONT’D)

ii

TABLE OF CONTENTS (CONT’D)

		Page
Section 14.6	Governing Law	35
Section 14.7	Jurisdiction; Consent to Service of Process; Waiver	35
Section 14.8	Waiver of Jury Trial	35
Section 14.9	Waiver Generally	35
Section 14.10	Severability	35
Section 14.11	Amendments	36
Section 14.12	Fees and Expenses	36
Section 14.13	No Employment Agreement	36
Section 14.14	No Third-Party Beneficiaries	36

iii

THE LIMITED LIABILITY COMPANY INTERESTS DESCRIBED IN THIS FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES ACTS IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF SUCH LIMITED LIABILITY COMPANY INTERESTS IS PROHIBITED UNLESS SUCH SALE OR DISPOSITION IS MADE IN COMPLIANCE WITH ALL SUCH APPLICABLE ACTS. ADDITIONAL RESTRICTIONS ON TRANSFER OF SUCH LIMITED LIABILITY COMPANY INTERESTS ARE SET FORTH IN THIS AGREEMENT.

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

THIRD COAST MIDSTREAM HOLDINGS, LLC

This Fifth Amended and Restated Limited Liability Company Agreement of Third Coast Midstream Holdings, LLC (f/k/a American Midstream GP, LLC) (the “Company”) is entered into by and among the Company, 3CM Holdings, LLC (f/k/a High Point Infrastructure Partners, LLC), a Delaware limited liability company (the “Managing Member”), and AMID GP Holdings, LLC, a Delaware limited liability company (“AMID Holdings”), effective as of July 23, 2019 (the “Effective Date”).

W I T N E S S E T H

WHEREAS, on August 20, 2009, the Company was formed upon the filing of a certificate of formation (including any and all amendments and modifications thereto and restatements thereof, the “Certificate”) with the Secretary of State of the State of Delaware;

WHEREAS, on November 4, 2009, AIM Midstream Holdings, LLC, a Delaware limited liability company (“AIM Midstream Holdings”), adopted the Amended and Restated Limited Liability Company Agreement of the Company (the “First Amended and Restated Agreement”) to set forth the rights, duties and obligations of AIM Midstream Holdings as sole member of the Company;

WHEREAS, AIM Midstream Holdings and the Managing Member entered into that certain Purchase Agreement, dated as of April 15, 2013 (the “Purchase Agreement”), pursuant to which the Managing Member purchased from AIM Midstream Holdings (i) 100% of the outstanding subordinated units representing limited partner interests of American Midstream Partners, LP, a Delaware limited partnership, and (ii) 90% of the Membership Interests of the Company (the “Transferred Interests”), on the terms and subject to the conditions set forth therein;

WHEREAS, on April 15, 2013, AIM Midstream Holdings and the Managing Member adopted the Second Amended and Restated Limited Liability Company Agreement of the Company (the “Second Amended and Restated Agreement”) to amend and restate the First Amended and Restated Agreement as of such date to (i) admit the Managing Member as a Member of the Company, reflect the transfer of the Transferred Interests from AIM Midstream Holdings to the Managing Member and reflect the conversion of the Transferred Interests into the Class A Membership Interests and (ii) reflect the conversion of the remaining 10% of the Membership Interests held by AIM Midstream Holdings (the “Remaining Interests”) into the Class B Membership Interests;

WHEREAS, on May 2, 2016, AIM Midstream Holdings and the Managing Member adopted the Third Amended and Restated Limited Liability Company Agreement of the Company (the “Third Amended and Restated Agreement”) to amend and restate the Second Amended and Restated Agreement as of such date to (i) create a new class of Membership Interest in the Company (the “ Class C Membership Interests”) and (ii) admit LB3 Services, a Texas general partnership (the “Executive Family Vehicle”), as a Member of the Company and the holder of the Class C Membership Interests;

WHEREAS, on December 1, 2016, Magnolia Infrastructure Holdings, LLC, a Delaware limited liability company (“Magnolia”), acquired 100% of the Class B Membership Interests from AIM Midstream Holdings, and AIM Midstream Holdings ceased to be a Member of the Company;

WHEREAS, on March 8, 2017, the Company issued to Magnolia Class A Membership Interests (the “Additional Class A Membership Interests”), which Additional Class A Membership Interests represented an Ownership Percentage of 18.786%;

WHEREAS, on August 9, 2017, Magnolia contributed 100% of the Class B Membership Interests and the Additional Class A Membership Interests to AMID Holdings, and Magnolia ceased to be a Member of the Company;

WHEREAS, on August 10, 2017, AMID Holdings, the Managing Member and the Executive Family Vehicle adopted the Fourth Amended and Restated Limited Liability Company Agreement of the Company (the “Fourth Amended and Restated Agreement”) to amend and restate the Third Amended and Restated Agreement as of such date to (i) reflect the transfer of the Class B Membership Interests from AIM Midstream Holdings to Magnolia, (ii) reflect the transfer of the Class A Membership Interests and the Class B Membership Interests from Magnolia to AMID Holdings and (iii) reflect the conversion of the Class B Membership Interests into additional Class A Membership Interests;

WHEREAS, on April 24, 2019, the Company, the Executive Family Vehicle and Lynn L. Bourdon III entered into that certain Separation and Release Agreement, pursuant to which, among other things, the Company repurchased the Class C Membership Interests held by the Executive Family Vehicle, such that no Class C Membership Interests remain outstanding as of the Effective Date (such repurchase, the “Class C Repurchase”);

WHEREAS, on the Effective Date, Anchor Midstream Acquisition, LLC, a Delaware limited liability company, merged with and into the Company (the “Anchor Acquisition Merger”), with the Company surviving as the sole member of Third Coast Midstream, LLC, a Delaware limited liability company (“Third Coast Midstream”);

WHEREAS, on the Effective Date, the Company’s name was changed to “Third Coast Midstream Holdings, LLC” upon the filing of a certificate of amendment to the Certificate with the Secretary of State of the State of Delaware (the “Name Change”);

WHEREAS, in connection with the Class C Repurchase, the Anchor Acquisition Merger and the Name Change, the Members desire to amend and restate the Fourth Amended and Restated Agreement in its entirety to provide for the conduct of the business and affairs of the Company and certain relations among the Members in accordance with the terms and conditions of this Agreement, as it may be amended from time to time; and

WHEREAS, the Members, by execution of this Agreement, set forth their agreements regarding the orderly management of the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18101, et seq.) (as amended from time to time, the “Delaware Act”).

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE I.

DEFINED TERMS

Section 1.1 Definitions.

“Accounting Period” means the fiscal year as described in Section 2.6. The last Accounting Period shall end on the termination of the Company.

“Additional Capital Contribution” means any Capital Contribution made by a Member to the Company pursuant to Section 7.5.

“Additional Class A Membership Interests” shall have the meaning set forth in the recitals to this Agreement.

“Additional Membership Unit Price” means, at the time additional Units are issued pursuant to Section 7.5(a) in respect of a Member’s Additional Capital Contribution, the price at which such Units are valued on a mark-to-market basis by the Managing Member in good faith immediately prior to such Additional Capital Contribution.

“Adjusted Capital Account” means the Capital Account maintained for each Member (a) increased by any amounts the Member is obligated to contribute or restore to the Company pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.7042(i)(5), and (b) decreased by any amounts described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) with respect to such Member.

“Affiliate” means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the specified Person; provided, that, with respect to the Managing Member, the term “Affiliate” also means any Person Controlled by an investment fund or partnership (general or limited) managed, directly or indirectly, by ArcLight Capital Partners, LLC.

“Agreement” means this Fifth Amended and Restated Limited Liability Company Agreement of the Company, as this agreement may be revised, amended, restated or supplemented from time to time after the Effective Date.

“AIM Midstream Holdings” shall have the meaning set forth in the recitals to this Agreement.

“AMID Holdings” shall have the meaning set forth in the preamble to this Agreement.

“Anchor Acquisition Merger” shall have the meaning set forth in the recitals to this Agreement.

“Bipartisan Budget Act ” means Sections 6221 through 6241 of the Code, as amended by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114- 74 and Section 411 of the Protecting Americans from Tax Hikes Act of 2015, Pub. L. 114-113, div. Q, together with any final or temporary Treasury Regulations, Revenue Rulings, other administrative pronouncements and case law interpreting Sections 6221 through 6241 of the Code (and any analogous provision of state or local tax law).

“Business Day” means any day of the week other than a Saturday, Sunday or a day on which the commercial banks in New York City are not open for business.

“Capital Account” shall have the meaning set forth in Section 7.3.

“ Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member whenever made and includes Additional Capital Contributions.

“Certificate” shall have the meaning set forth in the recitals to this Agreement.

“Class C Membership Interests” shall have the meaning set forth in the recitals to this Agreement.

“Class C Repurchase” shall have the meaning set forth in the recitals to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Credit Support” shall have the meaning set forth in Section 4.4(b).

“Company Level Taxes” means any federal, state, or local taxes, additions to tax, penalties, and interest payable by the Company as a result of any examination of the Company’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings under the Bipartisan Budget Act.

“Confidential Information” shall have the meaning set forth in Section 4.6(c).

“Control ” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Person” means a current or former Member (including, for the avoidance of doubt, the Managing Member in its capacity as the “manager” of the Company), an Affiliate of a current or former Member, any officer, manager, shareholder, partner, member, employee, advisor, representative or agent of a current or former Member, or any current or former officer, employee or agent of the Company.

“Credit Support Non-Contributing Member” shall have the meaning set forth in Section 4.4(b).

“Delaware Act” shall have the meaning set forth in the recitals to this Agreement.

“ Depreciation” means, for each Accounting Period or other relevant period, an amount equal to depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Accounting Period or other relevant period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Accounting Period or other relevant period, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Distributable Amounts” shall have the meaning set forth in Section 9.1.

“Economic Risk of Loss” has the meaning assigned to that term in Treasury Regulations Section 1.752-2(a).

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Executive Family Vehicle” shall have the meaning set forth in the recitals to this Agreement.

“Financing Agreement” means any credit or loan agreement, note purchase agreement or similar financing agreement to which the Company is party as borrower, as revised, amended, restated or supplemented from time to time.

“Financing Agreement Transaction Documents” means any Financing Agreement and any notes, collateral or guaranty agreements, control agreements, mortgages or deeds of trust, pledge agreements, security agreements, consents to assignment, instruments, agreements, documents and certificates to evidence or secure the Financing Agreement or obligations thereunder and any financing statements, certificates, documents and instruments related thereto or executed or provided in connection therewith, each as revised, amended, restated or supplemented from time to time.

“First Amended and Restated Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Fourth Amended and Restated Agreement” shall have the meaning set forth in the recitals to this Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means any federal, national, regional, state, municipal or local government, any political subdivision or any governmental, judicial, public or statutory instrumentality, tribunal, court, arbitral panel, or other regulatory bureau, authority, body or entity having legal jurisdiction over the matter or Person in question.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Managing Member;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member, as of the following times:

(i)	the acquisition of additional Units by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(ii)	the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company;

(iii)	the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(iv)	the grant of Units (other than a de minimis amount of Units) in consideration for the provision of services to or for the benefit of the Company; and

(v)

any other event to the extent determined by the Managing Member to be necessary to properly reflect the Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q);

provided, that any adjustments pursuant to clause (i) or (ii) above shall be made only if the Managing Member reasonably determines that the adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any property distributed to any Member shall be the gross fair market value of such asset on the date of the distribution, as determined by the Managing Member; and

(d) The Gross Asset Values of all of the Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b) but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Value shall not be adjusted pursuant to this subsection (d) to the extent the Company determines that an adjustment pursuant to subsection (b) hereof is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this subsection (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (a), (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profit and Net Loss.

“Liquidator” shall have the meaning set forth in Section 13.2.

“Magnolia” shall have the meaning set forth in the recitals to this Agreement.

“Majority- in- Interest” means, as of any given record date or other applicable time, the Members holding an Ownership Percentage, individually or collectively, in excess of 50% as of such date.

“Managing Member” shall have the meaning set forth in the preamble to this Agreement.

“Member” means each of the Managing Member, AMID Holdings and any Person admitted as an additional or substitute member of the Company pursuant to this Agreement.

“Member Loan” shall have the meaning set forth in Section 4.4(c)(i).

“ Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“ Member Nonrecourse Debt Minimum Gain ” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulations Section 1.704-2(i)(1).

“Membership Interests” means, with respect to any Member, such Member’s respective membership interest in the Company.

“Minimum Gain” has the meaning assigned to the term “partnership minimum gain” in Treasury Regulations Section 1.704-2(d).

“Name Change” shall have the meaning set forth in the recitals to this Agreement.

“Net Profit” and “ Net Loss” means, with respect to any Accounting Period or other relevant period, net profit or net loss of the Company for such period, determined in accordance with Section 703(a) of the Code, including any items that are separately stated pursuant to Section 703(a)(1) of the Code, as determined in accordance with U.S. federal income tax accounting principles with the following adjustments:

(a) Any income or deductions for tax purposes attributable to an election under Section 754 of the Code shall be disregarded;

(b) There shall be added to taxable income or loss the amount of any receipt that is permanently excluded from gross income by the Code, but which is not a capital contribution, loan proceed, recovery of capital, or part of a nonrecognition exchange;

(c) There shall be subtracted from taxable income or loss any cost that is not currently deductible or capitalized for tax purposes under Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i));

(d) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

(e) Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(f) In the event the Gross Asset Value of any partnership asset is adjusted pursuant to subsection (b) or (d) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as an item of gain (if the adjustment increases the basis of the asset) or as an item of loss (if the adjustment decreases such basis) from the disposition of such asset for the purpose of computing Net Profit and Net Loss;

(g) To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Profit or Net Loss; and

(h) Notwithstanding any other provisions of this definition, there shall not be taken into account any items which are allocated pursuant to Section 8.2.

“Non-Managing Members” means all Members other than the Managing Member.

“Nonrecourse Deductions” has the meaning assigned to that term in Treasury Regulations Section 1.704-2(b).

“Officer” shall have the meaning set forth in Section 5.4.

“Ownership Percentage” means, at any time, with respect to each Member, the number of Units held by such Member at such time divided by the total number of Units issued at such time.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

“Pre-Emptive Rights Exercise Period” shall have the meaning set forth in Section 7.2(c).

“Purchase Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Regulatory Allocations” shall have the meaning set forth in Section 8.2(g).

“Remaining Interests” shall have the meaning set forth in the recitals to this Agreement.

“Representatives” shall have the meaning set forth in Section 4.6(a).

“Second Amended and Restated Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which such Person (either alone or through or together with any other Subsidiary) (a) owns, directly or indirectly, fifty percent (50%) or more of the stock, limited liability company interests, partnership interests or other equity interests which are generally entitled to vote for the election of the directors, managers or other governing body of such corporation, limited liability company, partnership or other legal entity or (b) possesses, directly or indirectly, control over the direction of management or policies of such corporation, limited liability company, partnership or other legal entity (whether through ownership of voting securities, by agreement or otherwise).

“Tax-Authority Notice” shall have the meaning set forth in Section 10.2(b).

“Tax Matters Representative” shall have the meaning set forth in Section 10.2(b).

“Third Amended and Restated Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Third Coast Midstream” shall have the meaning set forth in the recitals to this Agreement.

“Third-Party Purchaser” means a Person who, in a bona fide, arms-length transaction, purchases or acquires one or more Units in exchange for valuable consideration and is not, immediately prior to any proposed Transfer, (a) a Member, (b) an Affiliate of a Member or (c) the collateral agent for the secured parties under any Financing Agreement Transaction Documents who is receiving a Transfer of Units pursuant to Section 12.2(b).

“ Transfer” means a sale, pledge, assignment, hypothecation, transfer or disposition, or the act of so doing, as the context requires.

“Transferred Interests” shall have the meaning set forth in the recitals to this Agreement.

“Treasury Regulations” means the Regulations of the Treasury Department of the United States issued pursuant to the Code.

“Units” shall have the meaning set forth in Section 7.1.

ARTICLE II.

FORMATION OF THE COMPANY

Section 2.1 Formation. On August 20, 2009, the Certificate was filed in the office of the Secretary of State of the State of Delaware in accordance with the Delaware Act. Effective as of the date and time of such filing, the Company has been formed as a limited liability company under the Delaware Act.

Section 2.2 Company Name. The name of the Company is Third Coast Midstream Holdings, LLC. The business of the Company may be conducted under such other names as the Managing Member may from time to time designate; provided, that the Company complies with all relevant state laws relating to the use of fictitious and assumed names.

Section 2.3 Term of Company. The Company’s existence commenced upon the filing of the Certificate in the office of the Secretary of State of the State of Delaware, and the Company’s existence shall continue unless and until dissolved as provided in Article XIII.

Section 2.4 Registered Agent and Office. The Company’s registered agent and office in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801. The Managing Member may designate another registered agent and/or registered office from time to time in accordance with the then-applicable provisions of the Delaware Act and any other applicable laws.

Section 2.5 Principal Place of Business. The principal place of business of the Company shall be located at c/o ArcLight Capital Partners, LLC, 200 Clarendon Street, 55th Floor, Boston, Massachusetts 02116. The location of the Company’s principal place of business may be changed by the Managing Member from time to time in accordance with the then-applicable provisions of the Delaware Act and any other applicable laws.

Section 2.6 Fiscal Year Taxable Year. The fiscal year of the Company for financial accounting purposes shall end on December 31. The taxable year of the Company for U.S. federal, state and local income tax purposes shall end on December 31 or such other date as may be required by the Code.

ARTICLE III.

PURPOSE AND POWERS OF THE COMPANY

Section 3.1 Purpose. The purposes of the Company are (a) the ownership, operation, management, financing, acquisition and divestiture of natural gas gathering, conditioning, processing and transportation assets and other midstream properties and (b) any other business or activity that may be lawfully conducted by a limited liability company organized under the Delaware Act. Any or all of the foregoing activities may be conducted, subject to the terms of this Agreement, directly by the Company or indirectly through another Person.

Section 3.2 Powers of the Company. The Company shall have the power and authority to take any and all actions that are necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 3.1.

Section 3.3 Certain Tax Matters. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and each Member shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment unless otherwise required by applicable law. The Company shall not elect, and the Managing Member shall not permit the Company to elect, to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Treasury Regulations Section 301.7701-3 or under any corresponding provision of state or local law, and the Company and the Managing Member shall not permit the registration or listing of interests in the Company on an “established securities market” or a “secondary market” or the substantial equivalent thereof, as such terms are used in Treasury Regulations Section 1.7704-1.

ARTICLE IV.

MEMBERS

Section 4.1 Powers of Members. The Members shall have the power to exercise any and all rights and powers granted to the Members pursuant to the express terms of this Agreement. The approval or consent of the Members shall not be required in order to authorize the taking of any action by the Company, and the Non-Managing Members shall have no right to reject, overturn, override, veto or otherwise approve or pass judgment upon any action taken by the Managing Member or an authorized officer of the Company, unless and then only to the extent that (a) this Agreement shall expressly provide therefor, (b) such approval or consent shall be required by non-waivable provisions of the Delaware Act or (c) the Managing Member shall have determined in its sole discretion that obtaining such approval or consent would be appropriate or desirable. The Non-Managing Members, in their respective capacities as Members, shall have no power to bind the Company.

Section 4.2 Voting and Economic Rights of Members. Each Member will have voting rights with respect to the number of Units owned by such Member as provided in Section 4.3(d) and shall have the rights with respect to profits and losses of the Company and distributions from the Company as are set forth herein.

Section 4.3 Meetings of Members.

(a) Meetings; Notice of Meetings. Meetings of the Members shall be held on a semi-annual basis on a date and at a time designated by the Managing Member. Additionally, special meetings of the Members may be called by the Managing Member from time to time by delivering written notice of such meeting. Notice of any meeting of the Members shall be given to all Non-Managing Members not less than five nor more than 30 Business Days prior to the date of such meeting and shall state the location, date and hour of the meeting and, with respect to any special meetings of the Members, the nature of the business to be transacted. Meetings shall be held at the location (within or without the State of Delaware) at the date and hour set forth in the notice of the meeting.

(b) Waiver of Notice. No notice of any meeting of Members need be given to any Member who submits a signed waiver of notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the Members need be specified in a written waiver of notice. The attendance of any Member at a meeting of Members shall constitute a waiver of notice of such meeting, except when the Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

(c) Quorum. Except as otherwise required by applicable law or by the Certificate, the presence in person or by proxy of the owners of record of a Majority-in-Interest shall constitute a quorum for the transaction of business at a meeting of Members.

(d) Voting. If the Managing Member has fixed a record date, every Member shall be entitled to such number of votes as is equal to the Ownership Percentage of such Member at the close of business on such record date. If no record date has been so fixed, then every Member shall be entitled to such number of votes as is equal to the Ownership Percentage of such Member on the close of business on the day preceding the day on which notice of the meeting is given or the first consent in respect of the applicable action is executed and delivered to the Company, or, if notice is waived, at the close of business on the day preceding the day on which the meeting is held. Except as otherwise required by applicable law or the Certificate, the vote of a Majority-in-Interest at any meeting at which a quorum is present shall be sufficient for the transaction of any business at such meeting.

(e) Proxies. Each Member may authorize any Person to act for such Member by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or such Member’s attorney-in-fact. No proxy shall be valid after the expiration of three years from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(f) Organization. Each meeting of Members shall be conducted by such Person as the Managing Member may designate.

(g) Electronic Communications (Members). Members may participate in any meeting of the Members by means of conference telephone or similar communications equipment over which all persons participating in the meeting can hear each other, and such participation in a meeting shall be deemed to constitute presence in person at the meeting.

(h) Action without a Meeting (Members). Unless otherwise provided in this Agreement, any action that may be taken at any meeting of the Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the number of Members necessary to take such action in accordance with the terms of this Agreement. A copy of the action taken by written consent shall be filed with the records of the Company.

Section 4.4 Business Transactions of a Member with the Company.

(a) Generally. A Member (or an Affiliate thereof) may lend money to, borrow money from, act as surety or endorser for, guarantee or assume one or more specific obligations of, provide collateral for or transact any other business with the Company or any of its Subsidiaries.

(b) Provision of Credit Support to Benefit Company. To the extent the Managing Member determines that it is necessary or desirable for the Company to post letters of credit or to provide guaranties or other forms of credit support as security for contingent obligations to third parties arising under any debt financing, swap, cap, floor, collar or other hedging arrangements or similar financial transactions or in order to secure the performance of the Company or any of its Subsidiaries under any contract (collectively, “Company Credit Support”), then the Managing Member may post or provide any Company Credit Support on behalf or for the benefit of the Company. In the event that the Managing Member provides such Company Credit Support, the Company shall pay to the Managing Member on the last day of each calendar quarter, a fee in an amount equal to 12.99% per annum on the maximum undrawn amount of each item of Company Credit Support during such quarter. Subject to the last sentence of this Section 4.4(b), the Members shall be deemed to have made an Additional Capital Contribution for all purposes under this Agreement, including the crediting of amounts to Capital Accounts, on a pro rata basis in accordance with their respective Ownership Percentages in the event that any Company Credit Support posted, provided or otherwise procured by the Managing Member pursuant to this Section 4.4(b) is drawn. Each Non-Managing Member hereby agrees to pay the Managing Member an amount equal to such Non-Managing Member’s pro rata share of any Additional Capital Contribution deemed made pursuant to this Section 4.4(b) promptly following the making of such Additional Capital Contribution. If any such Non-Managing Member fails to repay the Managing Member such Non-Managing Member’s pro rata share of any Additional Capital Contribution deemed made pursuant to this Section 4.4(b) within ten (10) Business Days following notification to such Non-Managing Member by the Managing Member of the making of such deemed Additional Capital Contribution (the Non-Managing Member failing to make such repayment, the “Credit Support Non-Contributing Member”), the Members and the Company shall treat the Credit Support Non-Contributing Member’s deemed Additional Capital Contribution not as an Additional Capital Contribution by such Credit Support Non-Contributing Member in exchange for the issuance of Units but instead as an Additional Capital Contribution by the Managing Member on the date deemed made for all purposes under this Agreement, including the crediting of amounts to Capital Accounts.

(c) Advances by Managing Member.

(i) If the Company requires additional funds for the business or operations of the Company or any of its Subsidiaries and, subject to this Section 4.4(c)(i), the Managing Member determines (A) that a Member Loan is necessary or advisable to advance such required funds to the Company and (B) the amount of the funds required, then the Managing Member may (but shall have no obligation to) advance the required funds, each of which advance shall (w) constitute a loan from the Managing Member to the Company, (x) bear interest at a rate of 12.99% per annum, (y) not be deemed to be a Capital Contribution by the Managing Member to the Company and (z) not be convertible into Units (each such loan, a “Member Loan”); provided, that promptly after the funding of such Member Loan, the Managing Member shall offer to each Non-Managing Member the right to purchase, at par value, such Non-Managing Member’s Ownership Percentage of such Member Loan.

(ii) Repayments of Member Loans shall be made: (A) first, on a pro rata basis to pay accrued interest to the date of such payment on all outstanding Member Loans and (B) second, on a pro rata basis to pay principal due and payable on all outstanding Member Loans. For the avoidance of doubt, any Member Loan shall be a contractual obligation of the Company and amounts payable to the Managing Member thereunder shall reduce Distributable Amounts in accordance with the definition thereof.

Section 4.5 No Cessation of Membership upon Bankruptcy. A Person shall not cease to be a Member of the Company upon the happening, with respect to such Person, of any of the events specified in Section 18-304 of the Delaware Act.

Section 4.6 Confidentiality.

(a) Each Member shall maintain, and shall cause its Affiliates (other than the Company and its Subsidiaries in respect of Confidential Information of such Persons) to maintain, the confidentiality of all Confidential Information with respect to the Company, the other Members and their respective Affiliates, and the business and assets of the Company; provided, however, that any Member may disclose such Confidential Information (i) in any judicial or alternative dispute resolution proceeding to resolve disputes between the Company and any Member arising hereunder; (ii) to the extent disclosure is legally required under applicable laws (including applicable securities and tax laws) or any agreement to which the Company is a party or by which it is bound so long as prior to making any legally-required disclosures in any judicial, regulatory or dispute resolution proceeding, that Member shall, if so advised by counsel, seek a protective order or other relief to prevent or reduce the scope of such disclosure; (iii) to the Company’s then-existing or potential lenders (and any trustee or agent acting on such lenders’ behalf), investors, joint interest owners, purchasers or other parties with whom the Company may enter into contractual relationships, so long as such Third Parties agree to maintain the confidentiality of the Confidential Information so disclosed; (iv) to such Member’s and its Affiliates’ respective equity holders, managers, officers, directors, trustees, lenders, partners, employees, agents, accountants, representatives and professional consultants (“Representatives”) on a need-to-know-basis (which may include providing reports to such Member’s equity holders or Affiliates in the ordinary course of business) so long as such Representatives agree to maintain the confidentiality of the Confidential Information so disclosed; or (v) if authorized by the Managing Member.

(b) The provisions of this Section 4.6 shall survive the termination of the Company.

(c) For purposes of this Section 4.6, “Confidential Information” shall mean any and all confidential and proprietary information and trade secrets of the Company or the Members or their respective Affiliates, including (i) any financial, commercial, technical or other information; (ii) any information pertaining to the business, affairs and strategies of the Company, the Members or their respective Affiliates; (iii) any information or knowledge pertaining to any existing projects or projects in development; (iv) the identity of and any information pertaining to any person or entity with which the Company, the Members or their respective Affiliates have a business relationship or prospective business relationship; (v) the terms, conditions and prices of any contract between the Company and any other party; (vi) information pertaining to employees, contractors and the industry not generally known to the public; (vii) books, records, concepts, products, formulae, specifications, designs, processes, inventions, discoveries, technologies, trademarks, patents and know-how; and (viii) the terms and provisions of this Agreement.

(d) With respect to each Member, the restrictions set forth in this Section 4.6 shall not apply to information that (i) is, or after the date of this Agreement, becomes generally available to the public, other than through the wrongful act of any Person, (ii) after the date of this Agreement, is communicated to such Member in a non-confidential manner by a third party without any breach of this Section 4.6 or breach of any confidentiality obligations of such third party to the Company or (iii) was or is already in the possession of such Member at the time of its disclosure by the Company but only if such Member came into possession of such information through means other than that which would constitute a breach of this Section 4.6 or a breach of the confidentiality obligations of any third party to the Company disclosing such information.

Section 4.7 Other Business for Members. Any Member or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with or on behalf of others, similar or dissimilar to the business of the Company or any of its Subsidiaries, and the Company and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or any of its Subsidiaries, shall not be deemed wrongful or improper. No Member nor its respective Affiliates will be obligated to present any particular investment opportunity to the Company, even if such opportunity is of a character that, if presented to the Company, could be taken by the Company or any of its Subsidiaries. Furthermore, each Member and each of its respective Affiliates shall have the right to take for such Person’s own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity without liability to the Company or any other Member.

Section 4.8 Financing. The Non-Managing Members recognize that the Managing Member may create, incur, assume or materially modify the terms of any indebtedness of the Company pursuant to any Financing Agreement Transaction Documents, and each Non-Managing Member hereby agrees to cooperate with the reasonable requests of the Managing Member in connection therewith.

ARTICLE V.

MANAGEMENT

Section 5.1 Managing Member. The business and affairs of the Company shall be managed by or under the direction of the Managing Member. The Managing Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company and its Subsidiaries, to make all decisions affecting the business and affairs of the Company and its Subsidiaries and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein, including to take any of the following actions with respect to the Company or its Subsidiaries (including by the exercise of any management, voting or approval rights associated with equity interests held by the Company in Third Coast Midstream):

(a) enter into any consolidation, conversion, merger or other business combination;

(b) enter into, assume, amend, materially modify or terminate any contract, agreement or undertaking for the financing, operation or ownership of the assets of the Company or any of its Subsidiaries;

(c) acquire, hold and dispose of assets;

(d) amend or modify the organizational documents of any Subsidiary;

(e) create, incur, assume, amend or materially modify the terms of any indebtedness of the Company or any of its Subsidiaries;

(f) mortgage or encumber assets of the Company or any of its Subsidiaries;

(g) appoint, remove and replace officers or directors of the Company or any of its Subsidiaries;

(h) declare and make distributions as contemplated herein;

(i) authorize and issue Units or other equity interests in the Company or any of its Subsidiaries; and

(j) exercise all powers of the Company set forth in Section 3.2.

Section 5.2 Compensation of Managing Member. The Managing Member shall be reimbursed for all of the expenses it reasonably incurs in connection with its service as the Managing Member.

Section 5.3 Managing Member as “Manager”. The Managing Member is hereby designated as a “manager” (within the meaning of the Delaware Act) of the Company.

Section 5.4 Officers. The Managing Member may appoint, from time to time, officers and agents to act for the Company (each, an “Officer”) with such titles (including President, Vice President, Secretary and Treasurer), if any, as the Managing Member deems appropriate and delegate to the Officers such powers and authority as the Managing Member may determine in its sole discretion. Any delegation pursuant to this Section 5.4 may be revoked at any time by the Managing Member. Any Officer may be removed with or without cause by the Managing Member, except as otherwise provided in any services or employment agreement between such Officer and the Company or any Subsidiary of the Company that employs such individual (as an employee, consultant or otherwise). The Officers of the Company as of the Effective Date are as set forth on Exhibit B attached hereto and shall have such responsibilities as expressly delegated herein to Officers.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties of the Members. Each Member hereby represents and warrants to each other Member as follows:

(a) Existence. For each Member that is not a natural person, such Member is duly and validly formed, is existing and in good standing under the laws of the state of its formation and has all requisite power and authority to enter into and perform its obligations under this Agreement. Such Member is duly qualified or licensed to do business in each jurisdiction where the failure to duly qualify or become licensed would adversely affect such Member’s ability to perform its obligations under this Agreement.

(b) Authorization. For each Member that is not a natural person, the execution, delivery and performance by such Member of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Member, no other action on the part of such Member or its shareholders or members, if any, being necessary. For each Member that is a natural person, such Member has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

(c) Enforceability. This Agreement constitutes the legal, valid and binding obligations of such Member enforceable against such Member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the rights of creditors generally, or by general equitable principles.

(d) Consents and Approvals. No consent or approval by, filing with or notice to any Person is required on the part of such Member for the valid execution and delivery of this Agreement and the performance of its obligations hereunder.

(e) No Violation. Such Member’s execution and delivery of this Agreement and performance of its obligations hereunder do not and will not (i) with respect to each Member that is not a natural person, violate or conflict with the organizational documents of such Member; (ii) violate or conflict with any law, regulation or order of any court or other Governmental

Authority which is binding on (A) such Member or any Affiliate of such Member or (B) assets of such Member or any Affiliate of such Member; or (iii) violate or result in a default under or result in the termination or acceleration of (with or without the giving of notice, the passage of time or both) any obligation under any contract to which such Member or any Affiliate of such Member is party or by which any such Person or any such Person’s assets are bound.

(f) Investment Purpose. Such Member is acquiring Units (i) for such Member’s own account and not directly or indirectly for the account of any other Person and (ii) for investment and not with a view to their sale or distribution. Such Member understands that the Units have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available. Such Member understands that no public market now exists for the Units and that it is unlikely that a public market will ever exist for the Units. Such Member understands that his, her or its investment in the Company represented by Units is highly speculative in nature and is subject to a high degree of risk of loss, in whole or in part.

(g) Experience and Accredited Investor.

(i) Such Member (A) is an experienced and sophisticated investor, (B) either (x) has such knowledge, experience and skill with securities and in financial and business matters as are necessary to evaluate the merits and risks of his, her or its investment in the Company and involvement in the Company’s business and to protect his, her or its own interest in connection with the acquisition of his, her or its portion of the Units or (y) has a pre-existing relationship with the Managing Member or one or more Officers consisting of personal or business contacts of a nature and duration which enable such Member to be aware of the character, business acumen and general business and financial circumstances of the Company, the Managing Member or the Officer with whom such relationship exists and (C) is capable of bearing the economic risk of his, her or its investment in the Company and involvement in the Company’s business.

(ii) Such Member is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D under the Securities Act, or the issuance of Units to such Member is otherwise exempt from registration requirements under the Securities Act or applicable state blue sky or similar securities laws.

(h) Investigation and Diligence. Each Member has conducted his, her or its own independent investigation, examination and analysis of the prospects of the Company, including its business, operations, assets, liabilities and financial condition, and the terms and conditions of the transactions contemplated by this Agreement and acknowledges that such Member has been provided access to personnel, information and records as he, she or it deems necessary in connection with such investigation, examination and analysis and to otherwise make a fully-informed decision as to investment in the Company and involvement in the Company’s business. Such Member accepts the Units and his, her or its rights and obligations as a Member based upon his, her or its own investigation, examination and analysis with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to any other Member or the Company, all except as expressly set forth herein.

Section 6.2 LIMITATION OF WARRANTIES. EACH MEMBER AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI, NO MEMBER MAKES ANY REPRESENTATION OR WARRANTY WHATSOEVER, WHETHER EXPRESS OR IMPLIED, AT EQUITY, COMMON LAW, BY STATUTE OR OTHERWISE. EACH MEMBER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AT EQUITY, COMMON LAW, BY STATUTE OR OTHERWISE, OTHER THAN THOSE SET FORTH IN THIS ARTICLE VI.

ARTICLE VII.

CAPITAL

Section 7.1 Units. The Company shall have one class of Units, which shall be uncertificated and denominated and referred to herein as “Units”. Each Unit shall (a) give the Member who is the owner thereof the right to receive distributions (liquidating or otherwise) in accordance with Section 9.1 and as otherwise specified herein, (b) give the Member who is the owner thereof the voting and other rights with respect to such Unit as specified herein, (c) have a designated value equal to the Additional Membership Unit Price (or in the case of a fractional Unit, a value proportional to such amount) and (d) be issued for Capital Contributions.

Section 7.2 Issuance of Units.

(a) As of the Effective Date, the limited liability company interests of the Company previously held by each Member shall be deemed exchanged for the limited liability company interests of the Company as set forth next to such Member’s name on Exhibit A attached hereto.

(b) From time to time after the Effective Date, the Company is authorized to, and shall, accept Additional Capital Contributions made in accordance with this Agreement in exchange for the issuance of Units as provided herein.

(c) From time to time after the Effective Date, the Company is authorized to issue and sell new Units on the terms provided in Section 7.1, Section 7.5 and such other terms and in such amounts as the Managing Member may determine. Each Member shall have the right to purchase its pro rata share in proportion to its Ownership Percentage of new Units to be issued and sold in accordance with this Section 7.2(c). In the event the Company proposes to issue and sell new Units in accordance with this Section 7.2(c), it shall provide written notice to each Member, and each Member shall have 30 calendar days after receipt of such notice (such period, the “Pre-Emptive Rights Exercise Period”) to exercise its right to purchase its pro rata share of such new Units; provided, however, that the Managing Member may elect to purchase all such new Units immediately following its receipt of such notice from the Company. In the event the Managing Member purchases all such new Units in accordance with the preceding sentence, each Non-Managing Member shall have the right, during the Pre-Emptive Rights Exercise Period, to purchase its pro rata share of such new Units from the Managing Member, at the same price as the

Managing Member paid for such new Units, upon at least 10 Business Days’ prior written notice to the Managing Member, and such purchase shall not be deemed a “Transfer” hereunder and shall be treated for all purposes as if the relevant Non-Managing Member purchased the relevant Units from the Company in an exercise of its preemptive rights pursuant to this Section 7.2(c). Any higher valuation or other forms of promote raised from a sale of new Units to a Third-Party Purchaser shall be for the benefit of each Member in proportion to its Ownership Percentage immediately prior to the issuance and sale of new Units to such Third-Party Purchaser.

(d) Exhibit A sets forth the Units owned by each Member as of the Effective Date and shall be revised by the Officers as necessary to reflect changes and adjustments resulting from the issuance, redemption or any Transfer of Units made in accordance with the terms of this Agreement; provided, that a failure to reflect any such issuance, redemption or any Transfer on Exhibit A shall not prevent any such issuance, redemption or any Transfer from being effective.

Section 7.3 Capital Accounts. A capital account (“Capital Account”) shall be established for each Member and shall be maintained as provided in this Article VII and Article VIII. No later than 60 days after the end of each calendar quarter, the Officers shall prepare a statement of the Capital Account balances of the Members as of the end of such calendar quarter.

Section 7.4 Capital Account Adjustments. As of the end of each Accounting Period, the balance in each Member’s Capital Account shall be adjusted by (a) increasing such balance by such Member’s (i) allocable share of Net Profit (allocated in accordance with Article VIII) or other income and gain allocated in accordance with this Agreement, (ii) the amount of cash and the Gross Asset Value of any property (as of the date of the contribution thereof and net of any liabilities encumbering such property) contributed to the Company during such Accounting Period, if any, and (iii) the net amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member and (b) decreasing such balance by (i) the amount of cash and the Gross Asset Value of any property (as of the date of the distribution thereof and net of any liabilities encumbering such property) distributed to such Member during such Accounting Period, (ii) such Member’s allocable share of Net Loss (allocated in accordance with Article VIII) or other loss and deduction allocated in accordance with this Agreement and (iii) the net amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In addition, the Capital Accounts shall be increased or decreased upon a revaluation of Company property pursuant to clause (b) of the definition of Gross Asset Value in the manner prescribed in Treasury Regulations Section 1.704-1(b)(2)(iv)(f). In determining the amount of any liability for purposes of this Section 7.4, there shall be taken into account Section 752 of the Code and any other applicable provisions of the Code and the Treasury Regulations. Notwithstanding any provision to the contrary in this Agreement, income and gain of the Company, loss and deductions of the Company, and all other items attributable to any Units Transferred for the Accounting Period in which such Units are Transferred will be divided and allocated between (or among) the affected Persons by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and approved by the Managing Member and the parties to such Transfer.

Section 7.5 Additional Capital Contributions.

(a) Generally. No Member shall be required to make any Additional Capital Contribution to the Company in respect of the Units then held by such Member except to the extent any Member agrees in writing to fund Additional Capital Contributions. Except as otherwise provided below, Members making Additional Capital Contributions under this Section 7.5 shall receive in respect thereof a number of Units determined by dividing (i) the Additional Capital Contribution being made by such Member by (ii) the Additional Membership Unit Price. Each Unit issued to a Member pursuant to this Section 7.5 will be duly authorized and validly issued in accordance with this Agreement and fully paid (to the extent required by this Agreement) and nonassessable (except as such nonassessability may be affected by matters described in § 18-607 of the Delaware Act).

(b) Contributions in Kind. With the approval of the Managing Member, the Members may make Capital Contributions of property in lieu of cash. The amount of each such Additional Capital Contribution shall be the fair market value of the contributed property as determined by the Managing Member or such other amount as shall be agreed by the Managing Member and the contributing Member.

(c) No Third-Party Beneficiaries. The provisions of this Section 7.5 are intended solely to benefit the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any Additional Capital Contributions or to cause the Managing Member to consent to the making of Additional Capital Contributions.

Section 7.6 Negative Capital Accounts. Except as required by law, no Member shall be required to make up a negative balance in its Capital Account.

Section 7.7 Assignee Capital Accounts. The original Capital Account established for any Person who acquires Units by virtue of a Transfer in accordance with the terms of this Agreement shall be in the same amount as, and shall replace, the Capital Account of the assignor of such Units. To the extent such Person acquires less than all of the Units of the assignor, the initial Capital Account of such Person shall be in proportion to the Units owned by the assignor immediately before such Transfer, and the Capital Account of the assignor who retains any Units shall be reduced correspondingly.

ARTICLE VIII.

ALLOCATIONS

Section 8.1 Net Profit and Net Loss Allocations. Except as otherwise provided in Section 8.2, Net Profit or Net Loss, as the case may be, shall be allocated for the Accounting Period in which the Net Profit and Net Loss was recognized as follows: Net Profit and Net Loss (and any items thereof) for any taxable year shall be allocated among the Members in such manner that, as of the end of such taxable year, the sum of (a) the Capital Account of each Member, (b) such Member’s share of Minimum Gain and (c) such Member’s Member Nonrecourse Debt Minimum Gain shall be equal to the respective net amounts which would be distributed to them under this Agreement, determined as if the Company were to (i) liquidate the assets of the Company for an amount equal to their Gross Asset Value and (ii) distribute the proceeds of liquidation pursuant to Section 12.2.

Section 8.2 Restrictions on Allocations. Notwithstanding anything in this Agreement (including the allocations set forth in Section 8.1) to the contrary, the following special allocations shall be made:

(a) Nonrecourse Deductions. Nonrecourse Deductions for any Accounting Period shall be allocated to the Members in the same ratio as other partnership items under Section 8.1 during such Accounting Period.

(b) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Accounting Period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss. This Section 8.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.7042(i) and shall be interpreted consistently therewith.

(c) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in Minimum Gain during any Accounting Period, each Member shall be allocated items of Company income and gain for such Accounting Period (and, if necessary, subsequent Accounting Periods) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(f)(6), (g)(2) and (j)(2)(i). For purposes of this Section 8.2, each Member’s Capital Account shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Article VIII with respect to such Accounting Period. This Section 8.2(c) is intended to comply with the partner minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d) Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding the other provisions of this Agreement (other than Section 8.2(c) above), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Accounting Period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Accounting Period shall be allocated items of Company income and gain for such Accounting Period (and, if necessary, subsequent Accounting Periods) in the manner and amounts provided in Treasury Regulations Section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 8.2, each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Article VIII, other than Section 8.2(c) above, with respect to such Accounting Period. This Section 8.2(d) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e) Qualified Income Offset. Except as provided in Section 8.2(c) and Section 8.2(d) above, in the event any Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the deficit balance, if any, in its Adjusted Capital Account created by such adjustment, allocation or distribution as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 8.2(c) or Section 8.2(d). This Section 8.2(e) is intended to constitute a qualified income offset described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(f) Gross Income Allocation. In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any Accounting Period, such Member shall be allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 8.2(f) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 8.2 (other than Section 8.2(e)) have been tentatively made as if Section 8.2(e) and this Section 8.2(f) were not in this Agreement.

(g) Regulatory Allocations. The allocations set forth in this Section 8.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 8.2(g). Therefore, notwithstanding any other provision of this Article VIII (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Managing Member shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement. In exercising its discretion under this Section 8.2(g), the Managing Member shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

Section 8.3 Income Tax Allocations.

(a) Except as provided in this Section 8.3, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under Section 8.1 and Section 8.2.

(b) In accordance with Code Section 704(c) and applicable Treasury Regulations, income, gain, loss and deduction with respect to any property contributed to the Company (or any predecessor thereto) that has a Gross Asset Value that is different from its adjusted tax basis shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company (or any predecessor thereto) for U.S. federal income tax purposes and the fair market value of such property for U.S. federal income tax purposes at the time of contribution. If the Gross Asset Value of any Company property is adjusted in accordance with clause (c) or (d) of the definition of Gross Asset Value, then subsequent allocations of income, gain, loss and deduction shall take into account any variation between the adjusted basis of such property for federal income tax purposes and its Gross Asset Value as provided in Code Section 704(c) and the related Treasury Regulations. The allocations described in this Section 8.3 shall be made using any method permitted under Treasury Regulations Section 1.704-3 as determined by the Managing Member.

(c) If any deductions for depreciation or cost recovery are recaptured as ordinary income upon the Transfer of Company assets, the ordinary income character of the gain from such Transfer shall be allocated among the Members in the same ratio as the deductions giving rise to such ordinary character were allocated.

ARTICLE IX.

DISTRIBUTIONS

Section 9.1 Distributions Generally. Distributable Amounts (as hereinafter defined) shall be distributed within 30 Business Days after the end of each calendar quarter or at any other time determined by the Managing Member to the Members pro rata according to their relative Ownership Percentages.

The term “ Distributable Amounts” means the amount of cash on hand from time to time in excess of amounts required, as reasonably determined by the Managing Member, to pay or provide for payment of existing and projected obligations (including fees and expenses payable under this Agreement or any other contract), capital expenditures, acquisitions and the reasonably anticipated needs of the Company and its Subsidiaries and to provide a reasonable reserve for working capital and contingencies for the next calendar quarter.

Section 9.2 Distributions in Kind. In the event of a distribution of Company property, such property shall for all purposes of this Agreement be deemed to have been sold at its fair market value, as determined by the Managing Member, and the proceeds of such sale shall be deemed to have been distributed to the Members.

Section 9.3 No Withdrawal of Capital. Except as otherwise expressly provided in this Article IX or Article XIII, no Member shall have the right to withdraw capital from the Company or to receive any distribution or return of such Member’s Capital Contributions.

Section 9.4 Withholding. All amounts withheld or paid pursuant to the Code or any provision of any foreign, state or local tax law or treaty with respect to any payment, distribution or allocation to the Company, its Subsidiaries or the Members (including any Company Level Taxes or similar taxes paid by a Subsidiary of the Company with respect to items of income, gain, loss, deduction or credit allocable or attributable to the Members) shall be treated as amounts distributed to the Members pursuant to this Article IX for all purposes of this Agreement. The Managing Member is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, foreign, state or local government any amounts required to be so withheld or paid pursuant to the Code or any provision of any other federal, foreign, state or local law or treaty and shall allocate the burden of such amounts to those Members with respect to which such amounts are specifically attributable, as determined by the Managing

Member. Each Member hereby agrees to indemnify and hold harmless the Company, the other Members, and the Tax Matters Representative from and against any liability (including any liability for Company Level Taxes or similar taxes paid by a Subsidiary of the Company) with respect to income attributable to, or distributions or other payments to, such Member. Notwithstanding any other provision of this Agreement, (a) any Person who ceases to be a Member shall be treated as a Member for purposes of this Section 9.4 and (b) the obligations of a Member pursuant to this Section 9.4 shall survive indefinitely with respect to any taxes withheld or paid by the Company or a Subsidiary of the Company that relate to the period during which such Person was actually a Member, regardless of whether such taxes are assessed, withheld or otherwise paid during such period. Any determinations made by the Managing Member pursuant to this Section 9.4 shall be binding upon the Members.

Section 9.5 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Units in the Company if that distribution would violate Section 18-607 of the Delaware Act or other applicable law or any Financing Agreement Transaction Documents.

ARTICLE X.

BOOKS AND RECORDS

Section 10.1 Books, Records and Financial Statements. At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record in accordance with GAAP of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business. Such books of account, together with a copy of this Agreement and the Certificate, shall at all times be maintained at the principal place of business of the Company. The Company shall timely deliver to the Members any budgets, financial statements or other material reports of Third Coast Midstream that are delivered to the Company by Third Coast Midstream. Although Exhibit B lists the Officers of the Company as of the Effective Date and Exhibit A lists the Members and their respective Units as of the Effective Date, the Company will maintain and keep current the official books and records of the Company, which will include the aforementioned information along with the Members’ Capital Contributions and Capital Account balances, after the Effective Date.

Section 10.2 Certain Tax Matters.

(a) The Company shall prepare, or cause to be prepared, at the expense of the Company, for each Accounting Period (or part thereof), and shall timely file, all Company tax returns and shall timely file all other writings required by any Governmental Authority having jurisdiction to require such filing. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. Within 120 days after the end of each taxable year, the Company shall send to each Person that was a Member at any time during such year copies of Internal Revenue Service Schedule K-1 (Form 1065), “Partner’s Share of Income, Deductions, Credits, etc.,” or any successor schedule or form, with respect to such Person, together with such additional information as may be necessary for such Person to file his, her or its U.S. federal income tax returns; provided, however, that upon the request of any Member or former Member, the Company shall, by no later than 15 days after the end of the taxable year, furnish to such Member a good faith estimate of the amounts anticipated to be reflected on such Schedule K-1.

(b) The Managing Member (or its designee) shall be (i) the “tax matters partner” of the Company, within the meaning of Section 6231(a)(7) of the Code and any Treasury Regulations issued thereunder, (ii) the “partnership representative” within the meaning of Section 6223(a) of the Code and any Treasury Regulations issued thereunder, and (iii) any similar role or capacity under relevant state or local law (the “Tax Matters Representative”), unless the Code or the Treasury Regulations (or applicable state or local law) issued thereunder require another Person to be the Tax Matters Representative. The expenses, if any, that the Tax Matters Representative incurs in fulfilling its covenants pursuant to this Section 10.2 shall be expenses of the Company. The Tax Matters Representative will, within 10 days after the receipt of any notice regarding an audit or tax examination of the Company or any Subsidiary of the Company or any request for material information regarding the Company or any Subsidiary of the Company by United States federal, state, local or other tax authorities (“Tax-Authority Notice”), forward to each Member a photocopy of such Tax-Authority Notice and any material correspondence relating to the Company received from the relevant tax authority. The Tax Matters Representative will, within 10 days thereof, advise each Member in writing of the substance of any conversation affecting the Company held with any representative of the relevant tax authority. The Tax Matters Representative is authorized to take such actions and to execute and file all statements and forms on behalf of the Company that are permitted or required by the applicable provisions of the Bipartisan Budget Act (including a “push-out” election under Section 6226 of the Code or any analogous election under state or local tax law). Each Member agrees to cooperate with the Tax Matters Representative and to do or refrain from doing any or all things requested by the Tax Matters Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings. No Member shall have any claim against the Tax Matters Representative for any actions taken (or any failures to take action) by the Tax Matters Representative pursuant to this Section 10.2(b).

(c) In the sole discretion of the Managing Member, the Company may make any tax election it deems appropriate, including the following U.S. federal income tax elections:

(i) to adopt the calendar year as the Company’s fiscal year, if permitted under the Code;

(ii) to adopt the accrual method of accounting;

(iii) to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b);

(iv) to adjust the basis of Company properties pursuant to Section 754 of the Code; and

(v) any other election the Managing Member may deem appropriate and in the best interests of the Members.

(d) Miscellaneous Tax Matters.

(i) In the event state, local or foreign income taxes become applicable, any references to federal income taxes or to “income taxes” contained herein shall refer to federal, state, local and foreign income taxes. References to the Code or Treasury Regulations promulgated thereunder shall be deemed to refer to corresponding provisions that may become applicable under state, local or foreign income tax statutes and regulations.

(ii) For purposes of determining the Net Profit, Net Loss or any other items allocable to any period, Net Profit, Net Loss and any such other items shall be determined on a daily, monthly or other basis, as determined by the Managing Member using any method that is permissible under Section 706 of the Code and the Treasury Regulations thereunder.

(iii) The Members are aware of the income tax consequences of the allocations made by this Agreement and hereby agree to be bound by the provisions of this Agreement in reporting their shares of Company income and loss for income tax purposes.

(iv) Allocations made by the Company in reliance upon the advice of the Company’s accountants shall be deemed to be made pursuant to any fiduciary obligation to the Company and the Members.

(v) If any Member makes a loan to the Company, or the Company makes a loan to any Member, and interest in excess of the amount actually payable is imputed under Code Sections 7872, 483, or 1271 through 1288 or corresponding provisions of subsequent federal income tax law, then any item of income or expense attributable to any such imputed interest shall be allocated solely to the Member who made or received the loan and shall be credited or charged to its Capital Account, as appropriate.

ARTICLE XI.

LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 11.1 Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

Section 11.2 Exculpation. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith and reasonably believed to be in, or not opposed to, the best interests of the Company, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct or willful breach of this Agreement.

Section 11.3 Fiduciary Duty. Any duties (including fiduciary duties) of a Covered Person to the Company or to any other Covered Person that would otherwise apply at law or in equity are hereby eliminated to the fullest extent permitted under the Delaware Act and any other applicable law; provided, that (a) the foregoing shall not eliminate the obligation of each Covered Person to act in compliance with the express terms of this Agreement and (b) the foregoing shall not be deemed to eliminate the implied contractual covenant of good faith and fair dealing. A Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, each of the Members hereby acknowledges and agrees that the Managing Member, in determining whether or not to make any particular decision for which the Managing Member’s consent is required, may act in and consider the best interests of itself and its Affiliates and shall not be required to act in or consider the best interests of the Company, any of its Subsidiaries or the other Members.

Section 11.4 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith and reasonably believed to be in, or not opposed to, the best interests of the Company. THIS INDEMNITY SHALL APPLY TO MATTERS THAT ARISE OUT OF THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF ANY SUCH COVERED PERSON; PROVIDED, HOWEVER, that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence, willful misconduct or willful breach of this Agreement with respect to such acts or omissions. Any indemnity under this Section 11.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

Section 11.5 Expenses. To the fullest extent permitted by applicable law, expenses (including reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding relating to or arising out of its performance of its duties on behalf of the Company shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified as authorized in Section 11.4.

Section 11.6 Nonexclusivity; Severability. The exculpation and indemnification provisions set forth in this Agreement shall not be deemed to be exclusive and shall be in addition to any such rights provided by contract, agreement or organizational document of any Subsidiary to which any Covered Person may be entitled. To the fullest extent permitted by applicable law, if any portion of this Article XI shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify the Managing Member and each Officer, as applicable, and may indemnify each employee or agent, as applicable, of the Company as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Article XI that shall not have been invalidated.

ARTICLE XII.

TRANSFERS OF UNITS

Section 12.1 Restrictions on Transfers of Units.

(a) Generally. Except pursuant to the procedures described in this Article XII, a Member shall not, in any transaction or series of transactions, directly or indirectly, Transfer all or any of its Units. Any attempt by a Member to Transfer, directly or indirectly, all or any of its Units in violation of this Agreement shall be void ab initio and will not be an effective Transfer of such Units.

(b) No Indirect Transfer. Without limiting the generality of the foregoing, the stock, limited liability company interests, partnership interests or other equity securities of any Non-Managing Member may not be Transferred by the holders thereof, and there shall be no change of Control of any Non-Managing Member, in each case without written approval of the Managing Member, which approval may be withheld or conditioned (including upon modification of the terms of any Units) in its sole discretion.

Section 12.2 Permitted Transfers. Notwithstanding the foregoing restrictions on Transfers:

(a) The Managing Member may Transfer, without being subject to Section 12.3 (other than clause (c)(iii) thereof), all or any of its Units to an Affiliate at any time;

(b) any Member may Transfer, without being subject to Section 12.3 (other than clause (c)(iii) thereof), all or any of its Units pursuant to a pledge or security agreement in favor of the collateral agent for the secured parties under any Financing Agreement Transaction Documents; and

(c) any Non-Managing Member may Transfer, without being subject to Section 12.3 (other than clause (c)(iii) thereof), all or any of its Units with the prior written approval of the Managing Member, which approval may be withheld or conditioned (including upon modification of the terms of any Units) in its sole discretion.

Section 12.3 Overriding Provisions.

(a) The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance.

(b) Except as provided in Section 12.2, all Transfers permitted under this Article XII are subject to this Section 12.3, Section 12.4 and Section 12.5.

(c) Any proposed Transfer by a Member pursuant to the terms of this Article XII shall, in addition to meeting applicable requirements of this Agreement, satisfy the following conditions:

(i) the Transfer will not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1, and, at the request of the Managing Member, the transferor and the transferee will have each provided the Company a certificate to such effect;

(ii) the proposed Transfer will not result in the Company having more than 100 Members, within the meaning of Treasury Regulations Section 1.77041(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.77041(h)(3)) or otherwise cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code; and

(iii) the proposed Transfer will be made in accordance with all applicable laws and regulations, all necessary governmental consents shall have been obtained and requirements satisfied, including compliance with U.S. federal and state securities laws, and the Transfer will not cause the Company to breach or violate any applicable law or the terms and conditions of any Financing Agreement Transaction Documents.

The Managing Member may request an opinion of legal counsel or other evidence reasonably satisfactory to the Managing Member with respect to any of the foregoing provisions of this Section 12.3 or any other matters that the Managing Member reasonably deems appropriate in respect of any such proposed Transfer. The Managing Member may waive any of the foregoing provisions except as otherwise required by applicable law.

(d) The Members’ Capital Account balances shall promptly be amended to reflect any permitted transfers of Units pursuant to this Article XII in the manner set forth in Section 7.7.

Section 12.4 Release of Liability. In the event that any Member Transfers all of such Member’s Units in the Company in compliance with the provisions of this Agreement, without retaining any interest therein, directly or indirectly, then the transferor shall, to the fullest extent permitted by applicable law, be relieved of any further liability arising hereunder for events occurring from and after the date of such Transfer.

Section 12.5 Substitute Members.

(a) In the event a Member Transfers its Units in compliance with the applicable provisions of this Article XII, the transferee thereof shall become a Member in substitution of the transferor in respect of the Units so transferred, with all of the rights and limitations attendant to the transferor’s Units and Ownership Percentage just as if such transferee were a Member hereunder, upon satisfaction of the following:

(i) the transferee pays or reimburses the Company for any reasonable legal, filing and publication costs that the Company incurs in connection with the admission of the transferee as a Member;

(ii) any and all necessary governmental consents have been obtained; and

(iii) acceptance and agreement in writing by the transferee of the Member’s Units to be bound by all of the terms and provisions of this Agreement and assumption of all obligations under this Agreement applicable to the transferor.

(b) Notwithstanding anything herein to the contrary, the Company shall be entitled to treat the transferor of Units as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to it, until such time as a written assignment or other evidence of the consummation of a Transfer that conforms to the requirements of this Article XII and is reasonably satisfactory to the Managing Member has been received by the Company. The effective date of any Transfer permitted under this Agreement shall be the close of business on the day of receipt thereof by the Company.

Section 12.6 Resignation. No Member may resign from the Company, other than as a result of a Transfer of all of such Member’s Units effected in accordance with the terms of this Agreement.

ARTICLE XIII.

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1 Dissolving Events. The Company shall be dissolved and its affairs wound up in the manner hereinafter provided upon the happening of any of the following events:

(a) the Members vote or agree in writing to dissolve the Company;

(b) any event which under applicable law would cause the dissolution of the Company; provided, that unless required by law, the Company shall not be wound up as a result of any such event and the business of the Company shall continue.

Notwithstanding the foregoing, the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company under the Delaware Act shall not, in and of itself, cause the dissolution of the Company. In such event, the remaining Member(s) shall continue the business of the Company without dissolution.

Section 13.2 Liquidation. Upon the dissolution of the Company, unless an election to continue the Company is made pursuant to Section 13.1, the business and affairs of the Company shall be wound up, and the Managing Member (or its designee) will serve as liquidator (the “Liquidator”) of the Company.

(a) Except as expressly provided in this Article XIII, the Liquidator will have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Managing Member and the Members under the terms of this Agreement, to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as will be required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Company as provided for herein.

(b) Except as otherwise provided in this Article XIII (including Section 13.4 below), the Liquidator will liquidate the assets of the Company and apply and distribute the net proceeds of such liquidation in the following manner and order:

(i) first, net proceeds of the liquidation will be applied and distributed to creditors in satisfaction of indebtedness (other than any loans or advances that may have been made by any of the Members to the Company), whether by payment or placing in escrow a reserve of cash or other assets of the Company for the payment of creditors, certain administrative expenses (including payment of the expenses of the terminating transactions such as brokerage commissions, legal fees, accounting fees and closing costs) and contingent liabilities in an amount reasonably determined by the Liquidator to be appropriate for such purposes; and

(ii) second, net proceeds of the liquidation will be applied to the payment of outstanding loans that may have been made by any of the Members to the Company; and

(iii) third, remaining net proceeds of the liquidation shall be distributed to Members in accordance with Section 9.1.

provided, that no payment or distribution in any of the foregoing categories shall be made until all payments in each prior category shall have been made in full; provided, further, that if the payments due to be made in any of the foregoing categories exceed the remaining proceeds available for such purpose, such payments shall be made to the Persons entitled to receive the same pro rata in accordance with the respective amounts due to them.

Section 13.3 Reserves. After all of the assets of the Company have been distributed, the Company will terminate in accordance with Section 13.5. If at any time thereafter any funds in any cash reserve fund referred to in Section 13.2(b) are released because the need for such cash reserve fund has ended, such funds will be distributed to the Members in the same manner as if such distribution had been made pursuant to Section 13.2(b).

Section 13.4 Distribution In Kind. Notwithstanding the provisions of Section 13.2 that require the liquidation of the assets of the Company, if, upon the dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Members, the Liquidator may, in good faith, defer for a time the liquidation of any assets except those necessary to satisfy liabilities of the Company (other than the Company’s liabilities to its Members). The Liquidator may distribute to the Members, in lieu of cash, such Company assets as the Liquidator deems not suitable for liquidation. Any distributions in kind will be subject to such conditions relating to the disposition and management thereof as the Liquidator reasonably deems equitable. Furthermore, to the extent that there is a distribution of Company property pursuant to Section 13.2 in accordance with this Section 13.4, the ratio of cash to non-cash distributions shall be identical for each Member, unless any Member elects, in its sole discretion, to take a greater portion of its distribution in non-cash Company property. The Liquidator will value any property distributed in kind based upon such property’s fair market value as determined using such method of valuation as the Liquidator and the Members receiving any such in-kind distribution agree upon.

Section 13.5 Termination. The Company shall terminate when the winding up of the Company’s affairs has been completed, all of the assets of the Company have been distributed and the Certificate has been canceled, all in accordance with the Delaware Act.

Section 13.6 Claims of the Members. The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery, (b) facsimile transmission, (c) registered or certified mail, postage prepaid, return receipt requested, or (d) next day courier service. Notices shall be sent to the appropriate party at his, her or its address, email or facsimile number given below (or at such other address, email or facsimile number for such party as shall be specified by notice given hereunder).

If to the Managing Member:	3CM Holdings, LLC c/o ArcLight Capital Partners, LLC 200 Clarendon Street, 55th Floor Boston, MA 02117

Attention: Fax: Email:	Ted Burke (617) 867-4698 tburke@arclightcapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 609 Main Street, 47th Floor Houston, Texas 77002

Attention: Fax: Email:	Douglas Bacon, P.C.; Kim Hicks (713) 835-3601 douglas.bacon@kirkland.com; kim.hicks@kirkland.com

If to any other Member, to his, her or its address, email or facsimile number given on such Member’s signature page to this Agreement.

All such notices, requests, demands, waivers and communications shall be deemed effective upon (x) actual receipt thereof by the addressee, (y) actual delivery thereof to the appropriate physical mailing or email address, as applicable, or (z) in the case of a facsimile transmission, transmission thereof by the sender and issuance by the transmitting machine of a confirmation that the notice has been transmitted without error. The parties will have the right from time to time and at any time to change their respective addresses, and each will have the right to specify as its address any other address by written notice to the other parties. Each party will have the right from time to time to specify additional parties (not to exceed two additional parties) to whom notice hereunder must be given by delivering to the other party written notice thereof, setting forth the address of such additional parties. Notice required to be delivered hereunder to any party will not be deemed to be effective until the additional parties, if any, designated by such party have been given notice in a manner deemed effective pursuant to the terms of this Section 14.1.

Section 14.2 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

Section 14.3 Entire Agreement. This Agreement constitutes the entire agreement among the Members with respect to the subject matter hereof and supersedes any prior agreement or understanding among any of them with respect to such subject matter, including, from and after the Effective Date only, the Fourth Amended and Restated Agreement.

Section 14.4 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Terms defined in the singular have the corresponding meanings in the plural and vice versa. Headings are included for convenience only and shall not be considered in interpreting this Agreement. All references to Sections refer to sections of this Agreement, and all references to Appendices, Exhibits and Schedules refer to appendices, exhibits and schedules to this Agreement, which are attached hereto and made a part hereof for all purposes. The word “including” means “including, but not limited to.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless otherwise specified. The Members have each fully participated in the negotiation and drafting of this Agreement. If an ambiguity, question of intent or question of interpretation arises, this Agreement must be construed as if drafted jointly, and there must not be any presumption, inference or conclusion drawn against either Member by virtue of the fact that its Representatives have authored this Agreement or any of its terms.

Section 14.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

Section 14.6 Governing Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts rules which would otherwise apply the laws of another jurisdiction.

Section 14.7 Jurisdiction; Consent to Service of Process; Waiver. Each Member agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any U.S. federal or state court in the State of Delaware and (a) irrevocably submits to the jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (d) agrees that service of process upon it may be effected by mailing a copy thereof postage prepaid, registered or certified with return receipt requested at the address specified in Section 14.1. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Members.

Section 14.8 Waiver of Jury Trial. Each Member hereby knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding under, arising out of or in connection with this Agreement and for any counterclaim therein.

Section 14.9 Waiver Generally. Waiver by the Managing Member or any other Member of any breach or default by any other Member of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the Managing Member and any other Member or otherwise between the Members hereto or from any failure by the Managing Member or any other Member to assert its, his or her rights hereunder on any occasion or series of occasions. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable law not otherwise waived herein.

Section 14.10 Severability. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever so long as this Agreement, taken as a whole, still expresses the material intent of the parties hereto. The invalidity of any one or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

Section 14.11 Amendments. This Agreement and the Certificate may be amended or restated only by a written instrument approved by the Members. The Members hereby acknowledge and agree that the execution of this Agreement dated as of the Effective Date amending and restating the Fourth Amended and Restated Agreement constitutes the consent of all of the Members to amend and restate the Fourth Amended and Restated Agreement.

Section 14.12 Fees and Expenses. The Company shall pay the reasonable and documented legal, formation, transaction and related expenses incurred by the Members in connection with the execution and delivery of this Agreement.

Section 14.13 No Employment Agreement. Nothing in this Agreement shall give any Member any rights to employment by the Company or any of its Subsidiaries or Affiliates. Each Member acknowledges and agrees that this Agreement does not constitute a contract of employment.

Section 14.14 No Third-Party Beneficiaries. Except as otherwise provided herein, this Agreement is not intended to confer upon any Person, except for the parties hereto, any rights or remedies hereunder.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

COMPANY:

THIRD COAST MIDSTREAM HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

MANAGING MEMBER:

3CM HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

NON-MANAGING MEMBER:

AMID GP HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

Same notice delivery information as the Managing Member.

[Signature Page to Fifth Amended and Restated Limited Liability Company Agreement of Third Coast Midstream Holdings, LLC]

Exhibit A

Units

Member	Units
3CM Holdings, LLC	920,811.20
AMID GP Holdings, LLC	79,188.80
Total:	1,000,000.00

Exhibit A to Fifth Amended and Restated Limited Liability Company Agreement of Third Coast Midstream Holdings, LLC

Exhibit B

Officers

Name	Office
Daniel R. Revers	President
John F. Erhard	Vice President
Adam Kuhnley	Vice President
Josef M. Alves	Vice President
Christine M. Miller	Secretary
Theodore D. Burke	Assistant Secretary

Exhibit B to Fifth Amended and Restated Limited Liability Company Agreement of Third Coast Midstream Holdings, LLC